 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Golden Nugget Online Gaming, Inc. on Form S-8 of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Golden Nugget Online Gaming, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 & 2018 appearing in the Annual Report on Form 10-K of Golden Nugget Online Gaming, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

March 31, 2021